                                                                   EXHIBIT 10.05


                               CENTRE CITY TOWER
                                 OFFICE LEASE

                     CENTRE CITY PARTNERS, L.P., Landlord

                                 A

                                    N

                                       D

               FEDERATED INVESTORS BUILDING CORPORATION, Tenant

                               TABLE OF CONTENTS
                               -----------------

    1.   BASIC LEASE PROVISIONS                             1
    2.   LEASING AGREEMENT; TERM                            2
    3.   USE                                                2
    4.   FIXED RENT                                         3
    5.   ESCALATION CHARGES                                 4
    6.   SERVICES                                           8
    7.   LANDLORD'S TITLE                                   11
    8.   SECURITY DEPOSIT                                   11
    9.   MORTGAGE BY LANDLORD                               11
    10.  CERTAIN RIGHTS RESERVED TO LANDLORD                11
    11.  WAIVER AND INDEMNITY                               13
    12.  TENANT'S INSURANCE                                 14
    13.  SURRENDER OF PREMISES                              14
    14.  ALTERATIONS                                        15
    15.  CONSTRUCTION OF PREMISES                           17
    16.  REPAIRS                                            19
    17.  RULES AND REGULATIONS                              20
    18.  FIRE AND OTHER HAZARD                              20
    19.  HOLDING OVER                                       21
    20.  DEFAULT                                            21
    21.  LANDLORD'S REMEDIES                                22
    22.  CONDITION OF PREMISES                              24
    23.  ASSIGNMENT AND SUBLETTING                          24
    24.  ASSIGNMENT BY LANDLORD                             26
    25.  NOTICES                                            26

    26.  QUIET POSSESSION                                   27
    27.  MOVING ALLOWANCE                                   27
    28.  EXPANSION OPTION                                   27
    29.  RIGHT OF FIRST REFUSAL                             28
    30.  OPTION TO TERMINATE                                29
    31.  OPTION TO RENEW                                    29
    32.  CANCELLATION OF EXISTING LEASES                    30
    33.  MISCELLANEOUS                                      30

    EXHIBIT A-1   Plan of Premises
    EXHIBIT B     Rules and Regulations
    EXHIBIT C     Commencement Agreement
    EXHIBIT D     Workletter
    EXHIBIT E     Amortization Schedule
    EXHIBIT F     Tenant's Plans

1.  BASIC LEASE PROVISIONS.

    A.    Building Address:                650 Smithfield Street
                                           Pittsburgh, PA 15222

    B.    Landlord and Address:            Centre City Partners,
                                           L.P.

    C.    Tenant and                       Federated Investors
          Current Address:                 Building Corporation
                                           Federated Investors Tower
                                           Pittsburgh, PA 15222

    D.    Date of Lease:                   Dated as of July 23, 1992

    E.    Lease Term:                      Five Years

    F.    Anticipated Commencement Date:   September 15, 1992

    G.    Expiration Date:                 September 30, 1997

    H.    Annual Fixed Rent:               See Section 4 of Lease
                                           Agreement

    I.    Rentable Area of Premises:       24,406 Square Feet

    J.    Rentable Area of Building:       275,000 Square Feet

    K.    Tenant's Proportionate Share:    8.87%

    L.    Base Year:                       1992

    M.    Security Deposit:                None

    N.    Location of Premises:            l9th and 20th Floors
                                           as shown on Exhibit A-1

    0.    Broker:                          Oliver Realty/Grubb &
                                           Ellis
                                           2800 Oliver Plaza
                                           Pittsburgh, PA 15222

2.   LEASING AGREEMENT; TERM.

          A. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises (the "Premises ") outlined on the plan attached hereto as Exhibit A-I, which Premises are contained in the building (the "building") located at 650 Smithfield Street, Pittsburgh, Pennsylvania and known as Centre City Tower.

          B.   The term of this Lease (the "Term") shall be for a period of five
(5) years and shall commence on the date (the "Commencement Date") which is the earlier to occur of: (a) the date on which the Premises are Substantially Completed (AS the same is hereinafter defined) but in no event later than October 15, 1992 ("Outside Date") unless Landlord fails to complete the Base Building Work (as defined in Exhibit '1D'1) on or before August 26, 1992. After Landlord completes the Base Building Work, Tenant shall have forty five (45) days to complete Tenant's Work. In the event that Landlord fails to complete the Base Building Work on or before August 26, 1992, then the Outside Date shall be extended by one (1) day for each day after August 26, 1992, until the Base Building Work is completed; or (b) the date Tenant first occupies (as verified by Exhibit C) all or part of the Premises for the conduct of business. In the event that Tenant occupies either the nineteenth floor or the twentieth floor of the Building for the conduct of Tenant's business prior to the Substantial Completion or occupancy of the entire Premises, Tenant shall pay Fixed Rent on a pro-rata basis with respect to the amount of the Premises so occupied. If Landlord fails to tender possession of the Premises on the date stated in clause F for any reason other than an omission, delay or default caused by Tenant, then the Commencement Date shall be delayed for each day of the delay not caused by Tenant. Tenant hereby accepts such delay in full settlement of any and all claims Tenant may have against Landlord arising from Landlord's failure to tender possession on the date stated in clause F.

          C. Tenant shall, upon taking possession of the Premises, execute and deliver to Landlord a written statement in the form attached hereto as Exhibit
C. Tenant's failure to deliver such statement within ten (10) days after the earlier of (i) the date it takes possession of the Premises or (ii) the date Landlord advises the Tenant that the Premises are Substantially Completed, shall be conclusive upon Tenant that the Commencement Date shall be the date established by Landlord in accordance with Subparagraph B above, which date will be communicated to Tenant.

          3. USE. The Premises shall be occupied and used by Tenant only for general office purposes. Tenant shall not occupy or use the Premises (or permit the occupancy or use of the Premises) for any purpose or in any manner which (a) is unlawful or in violation of any applicable legal, governmental or quasi-governmental statute, ordinance, rule or requirement (b) may be dangerous to persons or property, (c) may invalidate or increase the amount of premiums for any policy of insurance affecting the Building and, if any additional amounts of insurance premiums are so incurred, Tenant shall pay to Landlord the additional amounts on demand, or
(d) may create a nuisance, disturb any other tenant of the Building or the occupants 0 neighboring property or injure the reputation of the Building.

          4. FIXED RENT. Tenant shall pay to Landlord at the office of the Building, or to such other person or such other place as directed from time to time by notice to Tenant from Landlord, without demand, notice, offset or deduction (except as provided herein), fixed rent ("Fixed Rent") in the annual amounts as follows:

          (a) For the portion of the Term beginning as the C Commencement Date and ending on the last day of the twenty fourth month of the Term, Tenant shall pay to Landlord Fixed Rent of Thirteen Dollars ($13.00) per square foot of rentable area, being Three Hundred Seventeen Thousand Two Hundred Seventy Eight Dollars ($317,278.00) per year, payable in the amount of Twenty Six Thousand Four Hundred Thirty Nine and 83/100 Dollars ($26,439.83) per month.

          (b) For the portion of the Term beginning on the first day of the twenty fifth month and ending on the last day of the forty eighth month of the Term, Tenant shall pay to Landlord Fixed Rent of Fourteen Dollars ($14.00) per square foot of rentable area, being Three Hundred Forty One Thousand Six Hundred Eighty Four Dollars ($341,684.00) per year, payable in the amount of Twenty Eight Thousand Four Hundred Seventy Three and 661100 Dollars ($28,473.66) per month.

          (c) For the portion of the Term beginning first day of the forty ninth month and ending on the last day of the sixtieth month of the Term, Tenant shall pay to Landlord Fixed Rent of Fifteen Dollars ($15.00) per square foot of rentable area, being Three Hundred Sixty Six Thousand Ninety Dollars ($366,090.00) per year, payable in the amount of Thirty Thousand Five Hundred Seven and 50/100 Dollars ($30,507.50) per month.

          All charges, costs and sums required to be paid by Tenant to Landlord under this Lease in addition to Fixed Rent shall be deemed "Additional Rent", and Fixed Rent and Additional Rent shall hereinafter be collectively called "Rent". If Tenant shall fail to pay Fixed Rent within five (5) days after the same is due and payable, Tenant agrees to pay to Landlord, as and for a reasonable late charge as a result thereof and without further notice or demand by Landlord, a sum equal to five cents ($.05) for every unpaid dollar thereof. Notwithstanding the preceeding sentence, Landlord will not enforce the late charge for one occurrence of late payment of Rent by Tenant during each Lease Year. All delinquent Rent shall bear interest at a rate equal to the prime rate of interest from time to time in effect at Mellon Bank, N.A. but in no event less than ten percent (10%) per annum from the date due until paid. Tenant's covenant to pay Rent shall be independent of every other covenant in this Lease.

          For the purposes of this Lease, the term "Lease Year" shall mean each calendar year during the Term except that (a) the first Lease Year is the period from the Commencement Date to the next December 31st, both inclusive, and (b) the last Lease Year is the period from January 1 of the year in which the Term expires to the date upon which the Term expires, both inclusive.

          Fixed Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term except that Fixed Rent shall be prorated for the first partial month within the Term.

          5.   ESCALATION CHARGES.

          A.   Definitions.

          For the purposes of this Lease, the following words and phrases shall have the following meanings:

          (1) "Adjustment Date" shall mean each January 1 occurring within the term.

          (2) "Adjustment Year" shall mean each calendar year during which an Adjustment Date occurs.


          (3) "Base Year" shall mean the year set forth in clause L of Paragraph l.

          (4) "Operating Expenses" shall mean (i) all costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement or repair of the Building, the land upon which the Building is situated (the "Land"), or the personal property, fixtures, machinery, equipment, systems and apparatus located in, on or used primarily in connection with the Building or Land, plus (ii) those additional amounts of the items enumerated in
(i) above which Landlord reasonably determines it would have so incurred had the Building been 90% occupied, including 1992 Base Year expense calculations. (It is the understanding of Landlord and Tenant that said additional operating expenses referred to in (ii) are included in this definition of Operating Expenses in order that the portion of Operating Expenses added to Tenant's Fixed Rent by operation of this Paragraph 4 will be no more or less than such amount would be if the Building were 90% occupied.) Operating Expenses shall include without limitation utility expenses, labor, contracted labor, insurance, materials, fees and licenses, management fees for Building management and operations, sales and use taxes and the costs of for capital improvements and acquisitions for the Building amortized over the useful life of such improvements or acquisitions if such capital expenses are directly related to future reductions in the cost of operating the Building, are incurred to replace existing improvements or equipment, or are required by any federal, state or municipal statute or regulation not in effect when this Lease was executed. At the date of execution of this Lease, Landlord has no known additional expenditures for capital improvements for the year 1992. Operating Expenses shall not include real estate brokerage and leasing commissions, advertising costs, salaries of executives of Landlord's managing agent senior to the person managing the Building, interest and principal payments on mortgages, ground rental payments, depreciation, real estate taxes, assessments or charges, the cost of capital improvements other than those described in the preceding sentence, any costs reimbursed by insurance or any other third party, or the cost of any special service rendered to a tenant which is not rendered generally to tenants of the Building. Operating Expenses shall also not include costs expended by Landlord for the abatement of asbestos and/or other hazardous materials, for the demolition of tenant premises in the Building, or to comply with the Americans With Disabilities Act and any other applicable government regulations or laws pertaining to the legal occupancy of the Premises other than for Tenant's particular business purpose, unless such costs are directly related to future reductions in the cost of operating the Building.


          (5) "Taxes" shall mean all federal, state and local governmental taxes, assessments and charges (including general real estate taxes or assessments) of every kind or nature, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Building or Land, or of the personal property, fixtures, machinery, equipment, systems or apparatus located therein or used in connection therewith (including any rental or similar taxes, including the Pittsburgh Business Privilege Tax, and license, building, occupancy, permit or similar fees levied in lieu of or in addition to general real or personal property taxes). In the event that a component of taxes has been calculated from an assessment of the Building by a taxing authority which assessment is based on the Building being less than 100% occupied such component shall be increased to reflect the Landlord's reasonable estimate of said assessment had the building been 100% occupied. For purposes hereof, Taxes for any year shall be Taxes which are due for payment or paid in that year rather than Taxes which are assessed or become a lien during such year. There shall be included in Taxes for any year the amount of all reasonable and necessary fees, costs and expenses (including reasonable attorneys' fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord during such year. Taxes shall not include any federal, state or local sales, use, franchise, capital stock, inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in Taxes. Landlord shall pay any real estate taxes within the applicable discount period, and Tenant shall benefit from the reduction of the payment 9f such real estate tax by having only the net amount of real estate tax included in the Escalation Charges.

          (6) "Tenant's Proportionate Share" shall mean the percentage set forth in clause K of Paragraph 1 of this Lease. Tenant's Proportionate Share is calculated by dividing the number of rentable square feet of the Premises as set forth in clause I of Paragraph 1 by the number of rentable square feet of the Building as set forth in clause J of Paragraph l.

          B. Tenant shall pay, as Additional Rent, "Escalation Charges" effective on and after each Adjustment Date in an amount equal to the sum of:

          (1) Tenant's Proportionate Share of the excess, if any, of Operating Expenses for the Adjustment Year during which such Adjustment Date occurs over Operating Expenses for the Base Year; plus

          (2) Tenant's Proportionate Share of the excess, if any, of Taxes for the Adjustment Year during which such Adjustment Date occurs over Taxes for the Base Year.

          Notwithstanding anything to the contrary contained herein, Landlord agrees that the maximum increase to be paid by Tenant for increases in Operating Expenses which are "controllable" Operating Expenses (as hereinafter defined) shall be four percent (4%) per annum. Controllable Operating Expenses shall mean all Operating Expenses other than Taxes, utilities and insurance expenses.

          Subject to Paragraph C below, the Escalation Charges for each Adjustment Year shall be paid in equal monthly installments in advance on or before the first day of each month during such Adjustment Year.

          C. For purposes of calculating Taxes and Operating Expenses for any Adjustment Year, Landlord may make reasonable estimates not to exceed four percent (4%) per annum for Controllable Operating Expenses, forecasts or projections (collectively, the "Projections") of Taxes and Operating Expenses for such Adjustment Year. Within a reasonable time after each Adjustment Date, Landlord shall deliver to Tenant a written statement setting forth the Projections of Operating Expenses and Taxes for the Adjustment Year in which such Adjustment Date occurs and providing a calculation of the Escalation Charges due; provided, however, that the failure of Landlord to provide any such statement within said period shall not relieve Tenant from its obligation to continue to pay Escalation Charges at the rate in effect during the immediately preceding Adjustment Year. On the first day of the calendar month following the date on which Landlord delivers such statement and on the first day of each calendar month thereafter to and including the date upon which Landlord delivers a subsequent statement hereunder, Tenant shall pay the monthly Escalation Charges specified in such statement.

          D. Within a reasonable period after the end of each Adjustment Year, or at such later date as Landlord shall be able to determine the actual amounts of Operating Expenses and Taxes for the Adjustment Year last ended, Landlord shall notify Tenant in writing of such actual amounts. If such actual amounts exceed the Projections for such Adjustment Year, then Tenant shall, within thirty (30) days after the date of such notice from Landlord, pay to Landlord an amount equal to the excess of the Escalation Charges payable for the Adjustment Year last ended based upon actual Operating Expenses and Taxes over the total Escalation Charges actually paid by Tenant for such Adjustment Year. The obligation to make such payments shall survive the expiration or earlier termination of this Lease. If the total Escalation Charges paid by Tenant for such Adjustment Year exceeds the amount of Escalation Charges payable for such Year based upon actual Operating Expenses and Taxes, then Landlord shall either refund such excess to Tenant or credit such excess against Escalation Charges next due from Tenant. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant by reason of this Paragraph. No failure by Landlord to notify Tenant of' the actual amounts of Operating Expenses and Taxes shall relieve Tenant or Landlord of the obligation to pay any excess of such actual amounts over the Projections.

          Unless Tenant shall, by notice to Landlord given on or before thirty
(30) days following the furnishing by Landlord to Tenant of the statement of actual Operating Expenses, dispute any or all items in such statement, Landlord's statement of Operating Expenses shall be final and binding. If Tenant timely gives notice of its dispute and request for examination of such Operating Expenses, then Landlord shall provide Tenant with documentation to establish such charges within fifteen (15) days of its receipt of Tenant's notice. Thereafter, the parties shall promptly endeavor to resolve such dispute. In the event that the parties are unable to resolve such dispute within a period of ninety (90) days following Landlord's delivery to Tenant of all supporting documentation regarding such Operating Expenses, then the matter shall be submitted to arbitration with the American Arbitration Association in Pittsburgh, Pennsylvania Judgment upon such award may be entered of record in any court of competent jurisdiction.

          E. Landlord shall maintain books and records of Operating Expenses and Taxes in accordance with sound accounting and management practices. Provided that all Rent (including Escalation Charges) then due has been paid by Tenant in full, the books and records shall be available to Tenant for inspection at any time prior to the date which is two years after the expiration of the Adjustment Year to which such books and records pertain, upon prior reasonable notice from Tenant to Landlord. Such inspection shall take place, at Landlord's election, either at the office of the Building or such other location in the Pittsburgh, Pennsylvania metropolitan area as Landlord may designate.

          F. In no event shall the Fixed Rent be reduced or Landlord be liable to Tenant for any sum on account of a net annual decrease in the amount of Operating Expenses and Taxes; provided, however, that Tenant shall receive credit against Escalation Charges if there is a subsequent reduction in Operating Expenses and/or Taxes below a prior Adjustment Year.

          6.   SERVICES.

          A.   Landlord shall provide the following services:

          (1) Customary janitor and cleaning service in the Premises, Saturdays, Sundays and holidays excepted; provided Tenant complies with such reasonable rules and regulations regarding medical waste and separation of different kinds of trash as Landlord may deem desirable or necessary to comply with local, state or federal laws or regulations.

          (2) Heat and air-conditioning in the Premises in accordance with applicable laws during normal9rmal office hours, Sundays and holidays excepted, to the extent necessary for the comfortable occupancy of the Premises under normal business operations and in the absence of the use of machines or equipment or excessive personnel which affect the temperature otherwise maintained in the Premises. In the event that Landlord determines that Tenant's use of machines or equipment or excessive personnel requires the installation of supplementary air-conditioning equipment, Landlord may install such equipment and any equipment auxiliary to such equipment and the charge for such installation shall be paid by Tenant to Landlord within ten days of being billed therefor. Normal office hours shall be 8:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 2:00 P.M. on Saturday. During such normal office hours, heating and air conditioning shall meet the following performance standards, subject to any governmental regulations or other causes beyond Landlord's control: (a) fan discharge temperature 550 during cooling season and 650 during heating season; and (b) average temperature of 720, plus or minus 50 all year. Notwithstanding the foregoing, Landlord shall provide heating and air conditioning service to Tenant from 6:00 A.M. to 7:00 P.M. Monday through Friday and from 8:00 A.M. to 4:00 P.M. on Saturday. Tenant acknowledges, however, that with respect to heating and air conditioning services provided to Tenant outside of normal Building office hours as set forth above, Landlord shall not be required to meet the performance standards set forth hereinabove for the period from 6:00 A.M. to 8:00 A.M. In the event that Tenant requires heating or air conditioning services after Tenant's extended operating hours as set forth herein, Tenant shall pay Landlord's actual cost for providing such services within fifteen (15) days after the date of Landlord's invoice for such additional service.

          (3) Water from City mains for drinking, lavatory and toilet purposes as customary for office use, drawn through fixtures installed by Landlord. Water shall be available for Tenant's coffee fee service provided any plumbing connections necessary for such service are made by the Landlord's plumber.

          (4) Adequate passenger elevator service in common with other tenants of the Building and freight elevator service, subject to scheduling by Landlord.

          B. The following subparagraphs shall, to the extent permitted by applicable laws and regulations, govern the furnishing of electrical service for the Premises.

          (1) Landlord will furnish or cause to be furnished electricity for the Premises as herein provided. The Fixed Rent includes a charge for consumption of electricity during normal office hours by the Building standard lighting fixtures installed in the Premises and by normal small office machines and fixtures connected to the Building standard 110-volt, single phase outlets. Tenant shall pay monthly to Landlord, as additional rent, charges for any electricity used in the Premises for a total connected. load in excess of a total of 3 watts per square foot of rentable area of the Premises at a rate equal to Landlord's average cost per kilowatt hour. The amount of electrical consumption in the Premises for a total connected load in excess of 3 watts shall be determined by Landlord's reasonable estimate, or, at either Landlord's option or Tenant's request, by an engineering analysis by a consultant retained by Landlord at Tenant's sole cost.

          (2) At any time hereafter and to the extent permitted by applicable laws and regulations, Landlord, at Landlord's sole option, may elect to install or cause to be installed separate meters or submeters to measure Tenant's consumption of electricity in the Premises or to measure Tenant's consumption of electricity for any special uses (such as computer centers). If either meters or sub-meters are installed at any time to measure electricity furnished to the Premises., Tenant shall pay all charges for the installation thereof and for the installation of any other electrical equipment required in connection therewith.

          (3) Tenant shall pay for all electricity required for the operation of any special air-conditioning or ventilating system and for any office machinery or equipment requiring special or extra current. Tenant shall pay for the maintenance and replacement of all Tenant installed, non-Building standard light fixtures, electrical switches, electrical outlets and lamps located in the Premises as shown on Exhibit "F" or on subsequent plans of Tenant, and for all Building standard and non-Building standard bulbs, tubes, ballasts and starters utilized in the Premises.

          (4) Tenant's use of electrical energy shall never exceed the capacity of the then existing feeders to the Building or the then existing risers or wiring installations. Any riser or risers needed to supply Tenant's electrical requirements and all other equipment proper and necessary in connection therewith upon request of Tenant, will be installed by Landlord, at Tenant's sole cost and expense, if, in Landlord's reasonable judgment, the same are necessary and will not cause or create a hazardous condition or entail excessive or unreasonable alterations, repairs or expenses or interfere with or disturb other tenants. Tenant shall not, without the prior consent of Landlord, make or perform or permit any alteration to wiring installations or other electrical facilities in or serving the Premises.

          C. Landlord shall in no event be obligated to furnish any services or utilities other than those specified in Paragraphs A and B above. If Landlord elects to furnish services or utilities requested by Tenant in addition to those specified in Paragraphs A and B above (including utility services at times other than those specified in said sections), Tenant shall pay Landlord's then prevailing rates for such services and utilities, within fifteen (15) days after receipt of Landlord's invoices therefor.

          D. Tenant agrees that Landlord shall not be liable for damages for failure to furnish or delay in furnishing any service, which failure or delay is caused in whole or in part, by any one or more of the force majeure causes specified in Paragraph 33J hereof. No such failure or delay shall be deemed to be an eviction of Tenant or relieve Tenant of its obligations to pay all Rent when due or from any other obligations of Tenant under this Lease.

          7. LANDLORD'S TITLE. Nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the interest or title of Landlord in and to the Building or the Land. Tenant may not record this LEASE, any memorandum of this Lease or any instrument affecting the Building or the Land without the prior written consent of Landlord.

          8.   SECURITY DEPOSIT.  This Section has been intentionally deleted.

          9. MORTGAGE BY LANDLORD. This Lease is expressly subject and subordinate at all times to (i) any ground, underlying or operating lease of the Building or the Land now or hereafter existing and all amendments, renewals and modifications thereof, and (ii) the lien of any mortgage or trust deed encumbering the Building, the Land or any such ground, underlying or operating lease, and to all advances made or to be made upon the security thereof. Prior to the execution of this Lease Agreement, Landlord shall obtain from any Mortgagee a Non-Disturbance and Attornment Agreement which shall be in the form commonly utilized by such Mortgagee, and which shall be acceptable to Tenant in its reasonable discretion. Tenant agrees:

          (a) if requested by the holder of any such mortgage or trust deed or the lessor under any such lease (any such holder or lessor is hereinafter referred to as a "Mortgagee"), Tenant will execute such agreement or agreements evidencing such subordination as may be reasonably required by any Mortgagee; and

          (b) in the event of any default by Landlord under this Lease, Tenant will not exercise any such right (i) until it has notified in writing any Mortgagee, the name and address of which shall previously have been furnished by written notice to Tenant, of such default, and (ii) until a reasonable period, not exceeding thirty (30) days, for commencing the remedying of such default shall have lapsed following the giving of such notice, and (iii) such Mortgagee shall not have so commenced and continued with reasonable diligence to remedy such default or to cause such default to be remedied; and

          (c) to attorn to any Mortgagee succeeding to Landlord's interest in the Building or to any purchaser of said interest at a sheriff's sale and will execute such instruments as may be necessary or appropriate to evidence such attornment.

          10. CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights:

          (a) Occupancy. During the last one hundred twenty (120) days of the Term, if during that period Tenant vacates the

Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy.

           (b) Pass Keys.  To have pass keys to the Premises.

           (c) Access for Repairs. To have access for repairs, alterations, additions and improvements to the Premises or to the Building upon twenty-four
(24) hour prior written notice to the Tenant at the Premises only (except in the case of an emergency) as further set forth in Paragraph 16.


          (d) Show Premises. To show the Premises to prospective tenants or brokers during the last year of the Term, and to prospective purchasers at all reasonable times provided prior notice is given to Tenant at the Premises only in each case and Tenant's use and occupancy of the Premises shall not be materially inconvenienced by any such action of Landlord.

          (e) Service Contracts. To reasonably approve all sources furnishing sign painting, ice, drinking water, beverages, foods, towels or toilet supplies or extra cleaning services used or consumed in the Building or on the Premises.

          (f) Heavy Equipment. To approve the weight, size and location of safes or heavy equipment or articles placed in the Premises by Tenant, which items may be moved, in, about, or out of the Building or the Premises only at such times and in such manner as Landlord shall direct, provided such movement shall be at Tenant's sole risk.

          (g) Close Building. To close the Building after regular working hours and on legal holidays subject, however, to Tenant's right to admittance under such regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration, photo identification cards or otherwise and that said persons establish their right to enter or leave the Building. Landlord shall also have the right to prohibit or restrict access to the Building in the event of an emergency or, upon five (5) days prior notice to Tenant, for the purpose of testing the Building's life, safety and emergency systems.

          (h) Building Identification and Appearance. To change the Building's name or street address; to install and maintain all signs on the exterior or interior of the Building; to approve prior to installation, all signs, shades, blinds, drapes and internal lighting; and to change the arrangement of entrances, doors, corridors, stairs and other public service portions of the Building.

          (i) Exclusives. To grant to any party the exclusive right to conduct any business or service in the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder.

          Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant's use or possession and without being liable in any manner to Tenant. The foregoing rights of Landlord shall not operate to restrict Tenant's ability to engage a vendor of its choice to supply Tenant's coffee service.

          11.  WAIVER AND INDEMNITY.

          A. Tenant waives all claims it may have against Landlord, its agents or employees, for injury or damage to person, property or business sustained by Tenant, its agents, employees or invitees resulting from the Premises or any part of the Premises becoming out of repair or resulting from any accident within the Premises or resulting directly or indirectly from any act of Tenant or any occupant of the Building, except if caused by the negligence of Landlord, its agents or employees and then only after (i) notice to Landlord of the condition claimed to constitute negligence and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having taken reasonable steps to cure or correct such condition. Pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. In no event shall Landlord be liable for any loss the risk of which is covered by Tenant's insurance nor shall Landlord be liable for any damage caused by other tenants or persons in the Building; nor shall Landlord be liable on account of any latent defect in the Premises or Building. The foregoing waiver shall also apply to any damage caused by water, snow, frost, steam, gas, sewer gas or odors, or by the bursting or leaking of pipes or plumbing works or the failure of any equipment.

          B. Tenant agrees to indemnify and hold harmless Landlord, its agents and employees against any and all claims, demands, costs and expenses of every kind and nature (including attorneys' fees), including those arising from any injury or damage to any person, property or business (a) sustained in or about the Premises except if caused by the negligence of Landlord, its agents or employees, or (b) resulting from the negligence of Tenant, its employees, agents, subtenants or licensees, or (c) resulting from the failure of Tenant to perform its obligations under this Lease. If any proceeding based on such a claim is instituted against Landlord, its agents or employees, Tenant covenants to defend such proceeding at its sole cost by legal counsel reasonably satisfactory to Landlord, if requested by Landlord.

          C. Landlord and Tenant each hereby waive any rights of action against the other party for loss or damage covered by the waiving party's insurance. All policies held by Landlord with respect to the Building and by Tenant with respect to the Premises shall permit such waiver.

          12.  TENANT'S INSURANCE.

          A. Tenant shall maintain at all times during the Term standard hazard insurance against all risks of physical loss insuring the leasehold improvements and personal property of Tenant in the Premises.

          B. Tenant shall maintain at all times during the Term, commercial general liability insurance naming Tenant, Landlord and their respective agents and employees as the insureds with financially responsible insurance companies covering the Premises and adjacent ways with such limits as may be reasonably required by Landlord from time to time. Landlord presently requires a minimum overall policy aggregate limit of $2,000,000.00. Such insurance shall provide that it is the primary insurance of Landlord, its agents and employees.

          C. Certificates evidencing all insurance required under this Paragraph 12 shall be furnished to Landlord prior to the Commencement Date and prior to the expiration of each applicable insurance policy. Such insurance certificates shall provide that Landlord shall receive thirty (30) days advance notice by certified mail of the cancellation or revocation of any such insurance.

          D. Landlord and Tenant hereby waive to the fullest extent permitted by law any right of subrogation that any of Landlord's or Tenant's insurance carriers may have from time to time against the other party hereto, and such party's directors, officers, employees and agents, and their respective heirs, personal representatives and assigns. Tenant shall cause to be delivered to Landlord certificates issued by Tenant's insurance carriers acknowledging the foregoing waiver by Tenant of such right of subrogation.

          13. SURRENDER OF PREMISES. Tenant shall maintain the Premises during the Term in as good condition as when Tenant was first entitled to possession thereof, ordinary wear and fire and other casualty not resulting from Tenant's negligence excepted, failing which Landlord may restore the Premises to such condition and Tenant shall pay Landlord the cost thereof. Upon the expiration or termination of this Lease or termination of Tenant's right of possession of the Premises, Tenant shall return the Premises to Landlord in the condition described in the preceding sentence, provided, however, Tenant may remove any removable trade fixtures (other than light fixtures) and other personal property installed by Tenant. Such removals shall be done in a good and workmanlike manner and Tenant shall restore the Premises to a tenantable condition. All Tenant's Work and all additional alterations and improvements to the Premises (excluding trade fixtures other than light f fixtures) shall become Landlord's property and, unless Landlord directs Tenant to remove such items pursuant to the terms of Section 14(B)(3) hereof, all such alterations and improvements shall remain upon the Premises at the expiration or earlier termination of this Lease. In the event possession of the Premises is not immediately delivered to Landlord, or if Tenant shall fail to remove all of Tenant's removable fixtures (other than light fixtures) and other personal property, as aforesaid, Landlord may remove any of such property therefrom without any liability to Tenant. All such property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and title thereto shall pass to Landlord without any cost or credit therefor and Landlord may, at its option and at Tenant's expense, store or dispose of such property.

          14.  ALTERATIONS.

          A. Except for the alterations and improvements as set forth in Exhibit D which is attached hereto and made a part hereof, Tenant shall not make any alterations, installations, additions, improvements or decorations to the Premises ("Alterations") without Landlord's prior written consent. In the case of Alterations not affecting the structure or the electrical, plumbing, heating, ventilating, air conditioning, communication, life, safety or any other systems of the Building, such consent shall not be unreasonably denied, delayed or conditioned.

          B. If Tenant makes any Alterations, the following conditions shall apply:

          (1) Tenant, at a reasonable time prior to commencement of work or delivery of materials to the Premises or Building, shall furnish to Landlord plans and specifications, necessary approvals and permits, names and addresses of all contractors and subcontractors, and liability insurance from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of such work.

          (2) Tenant shall perform or cause such work to be performed in a manner which will not interfere with or impair the use and enjoyment of any other portion of the Building by

Landlord and/or other tenants.

          (3) At such time as Landlord approves Tenant's plans for any alterations, additions or improvements, Landlord shall also advise Tenant whether all or part of the work must be removed by Tenant at the expiration or earlier termination of this Lease; provided, however, that any such items designated by Landlord as items to be removed from the Premises shall be limited to special installations, equipment, alterations or improvements and/or other non-Building standard items. Landlord reserves the right to direct, by written notice to Tenant given prior to the expiration of the Term or any Renewal Term, that items which Landlord had designated as items to be removed by Tenant may be redesignated as items which will not be removed by Tenant. With respect to items which are to be removed by Tenant, Tenant shall repair any damage caused by such removal and, in default thereof, Landlord may effect such removals and repairs at Tenant's expense.

          (4) Tenant shall hold Landlord harmless from any and all costs, claims and liabilities of every kind and description which may arise out of or be connected in any way with any Alterations.

          (5) Tenant shall pay the cost of all such Alterations and the costs of decorating or redecorating g the Premises and the Building occasioned by such Alterations.

          (6) Upon completing any Alterations, Tenant shall use its best efforts to furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used.

          (7) All Alterations shall comply with all insurance requirements and with all laws, ordinances, rules and regulations of all governmental authorities, and shall be constructed in good and workmanlike manner, and only good grades of materials shall be used.

          (8) If any work done pursuant to this Paragraph results in a change in the heating, cooling or ventilating load in the Premises, Tenant shall, at its expense but at Landlord's option either modify the existing systems or provide supplementary systems necessary to accommodate such changed loads.

          (9) Tenant shall permit Landlord to inspect and review all construction operations in connection with such work.

          (10) Under no circumstances shall Tenant or its contractors disturb the ceiling tiles or enter the area above the ceiling tiles without Landlord's written consent and supervision.

          15.  CONSTRUCTION OF PREMISES.

          Tenant shall prepare and furnish for Landlord's prior written approval the drawings and specifications designated as the "Space Plane" in accordance with the terms of the "Work Letteree attached hereto as Exhibit D. Landlord shall reimburse Tenant, in an amount not to exceed One Dollar ($1.00) per square foot of rentable area, for its cost to produce such Space& Plan. Landlord shall also produce, at its cost and expense, the mechanical drawings, if necessary, for Tenant's construction work in the Premises. Such reimbursement shall be paid to Tenant when Tenant's Work has been completed and approved by Landlord and Tenant. Landlord will not impose a charge to Tenant for the Landlord's
review and approval of Tenant's plans.   A copy of the approved Tenant's Plans
is attached hereto and made a part hereof as Exhibit "F"

          Landlord shall, without cost to Tenant, do that portion of the construction and other work in the Premises designated as ""Base Building Work"
in Exhibit D   Landlord shall also, without cost to Tenant, perform such
hazardous material abatement of the Premises as required to prepare the same for the construction of Tenant's improvements. Tenant shall be responsible for the cost of construction of the ""Tenant's Work" as described in Exhibit D. Such Tenant's Work may, at Tenant's election, be constructed by Landlord's general contractor or by a general contractor and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. Any contractor selected by Tenant shall comply with the terms and conditions as set forth in Exhibit D. Landlord shall have the right, at no cost to Tenant, to coordinate, supervise and inspect Tenant's Work.

          Landlord shall provide to Tenant a construction improvement allowance, in an amount not to exceed Fifteen Dollars ($15.00) per square foot of rentable area, to be applied towards the cost of Tenant's Work as shown on Exhibit D.

          Upon the completion of Tenant's Work, Tenant shall furnish Landlord with contractor's affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. Within thirty (30) days following its receipt of all such documentation, Landlord shall pay such sums, up to the maximum amount the aforesaid construction improvement allowance, to Tenant. All such work shall comply with all insurance requirements, and with all laws, regulations and ordinances of any governmental body or agency having or claiming jurisdiction. Tenant shall indemnify and hold harmless Landlord, its agents and employees, from and against any and all liabilities of every kind and description which may arise out of or be connected in any way with such Tenant's Work. Tenant shall furnish Landlord with certificates of insurance from all contractors performing labor or furnishing materials in the Premises insuring Landlord in such amounts as Landlord reasonably deems appropriate against any and all liabilities which may arise out of or be connected in any way with such Tenant's Work.

          Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Landlord, the Building or the Land. If any such lien or claim for lien is filed, Tenant shall immediately either: (i) have such lien or claim for lien released of record, or
(ii) deliver to Landlord a bond in form, content and amount satisfactory to Landlord and issued by a surety reasonably satisfactory to Landlord, indemnifying Landlord and anyone else designated by Landlord against all costs and liabilities resulting from such lien or claim for lien. If Tenant fails to immediately take such action, then Landlord may, without determining the validity of such lien, pay or discharge the same and Tenant shall reimburse Landlord on demand, as additional rent, for the amount so paid by Landlord, including reasonable costs and attorney's fees.

          If Tenant does not utilize the full amount of such construction allowance, then Tenant may apply any unused portion as a credit against Fixed Rent due under the terms of this Lease. Landlord shall notify Tenant of the amount of such credit after a review of all paid bills and invoices for such construction, and shall notify Tenant of the month to which the credit is to be applied (which shall be the first month(s) following completion of construction and Landlord's verification of the credit amount), and the balance of Fixed Rent due, if any, for such month.

          The Premises shall be deemed to be Substantially Completed when the ""Base Building Work"" and "Tenant's Work" shown on Exhibit D attached hereto and made a part hereof has been completed (but in no event later than the Outside Date) except for:

          (i) such items of finishing and construction of a nature which are not necessary to make the Premises reasonably tenantable for Tenant's use as stated herein; and

          (ii) items not then completed because of:

               (a) delay by Tenant in furnishing any drawings or approvals which are not attached as part of Exhibit D on the date of execution of this Lease or within the time set forth in any agreement between Landlord and Tenant; or

               (b) changes in the work to be performed by Landlord which are requested by Tenant after Landlord's approval of Tenant's plans; or

               (c) delays, not caused by Landlord, in furnishing materials or procuring labor required for installations or work in the Premises, provided that Tenant shall be notified of Landlord's good faith estimate of the anticipated delay promptly after discovery thereof by Landlord, and shall be given an opportunity to specify alternative materials or requirements; or

               (d) the performance of any work or activity in the Premises by Tenant or any of its employees, agents or contractors which delays Landlord's completion of the Base Building Work.

          16.  REPAIRS.

          A. Landlord shall make all repairs necessary to maintain the plumbing, air conditioning and electrical systems, windows, floor slabs (excluding floor coverings) and all other items which constitute a part of the Premises and are installed or furnished by Landlord; provided, however, that Landlord shall' not be obligated for any of such repairs until the expiration of a reasonable period of time aft;after receipt of written notice from Tenant that such repair is needed. In no event shall Landlord be obligated to repair any damage caused by any act, omission or negligence of Tenant or its employees, agents, invitees, licensees, sub-tenants or contractors.

          B. Except as Landlord is obligated for repairs as provided hereinabove, Tenant shall make, at its sole cost and expense, all repairs necessary to maintain the Premises and shall keep the Premises and the fixtures therein neat and in orderly condition. If Tenant refuses or neglects to make such repairs, or fails to diligently prosecute the same to completion, after written notice from Landlord of the need therefor, Landlord may make such repairs at the expense of Tenant and such expense shall be collectible as Additional Rent.

          C. Landlord shall not be liable by reason of any injury to, or interference with, Tenant's business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Building or to any appurtenances or equipment therein. There shall be no abatement of rent because of such repairs, alterations, additions or improvements, except as provided in Paragraph 18 and Paragraph 33(R) hereof.

          D    Landlord may make any repairs, alterations or improvements in or to the Building, the Premises or any part thereof and during the performance of such work, may close entrances, doors, corridors, elevators and other facilities and may have access to and open the ceilings, walls and floors, all without any liability to Tenant by reason of interference, inconvenience or annoyance. Landlord shall endeavor to perform such work in a manner which will minimize any such interference, inconvenience or annoyance to Tenant.

          E. Any repairs made by Landlord of damage to the Premises or the Building caused by Tenant's negligence or willful misconduct shall be at Tenant's sole cost and expense.

          17. RULES AND REGULATIONS. Tenant shall abide&by all reasonable rules and regulations adopted by Landlord from time to time for the operation and management of the Building. If any rules and regulations are contrary to the provisions of this Lease, the provisions of this Lease shall govern. Attached to this Lease as Exhibit B are the current rules and regulations for the Building. Landlord shall not be responsible for the violation of any rules or regulations of the Building by other tenants of the Building and Landlord shall have no obligation to enforce the same against other tenants.

          18.  FIRE AND OTHER HAZARD.

          A. If the Premises shall be partially damaged by fire or other cause without the fault or neglect of Tenant, Tenant's servants, employees, agents, visitors or licensees, the damage shall be repaired, and at the expense of, Landlord, and until such repairs shall be made the Rent shall be apportioned according to the part of the Premises which is usable by Tenant. No penalty shall accrue for reasonable delay in the completion of repairs which may arise by reason of adjustment of fire insurance on the part of Landlord and/or Tenant, and for reasonable delay on account of ""labor troubles"", or any other cause beyond Landlord's control. No such repair shall be required to be performed by Landlord if such casualty shall occur within the last year of the Term, in which case Landlord will give Tenant written notice within sixty (60) days of casualty as to its determination to make repairs or not to repair. Tenant agrees to repair and replace its own fixtures, furniture, furnishings, records and equipment at its sole cost and expense.

          B. If the Premises are totally damaged or are rendered wholly untenantable by fire or other casualty, then Landlord shall have the option to not rebuild the Premises, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it, then or in any of such events.Landlord shall, within one hundred twenty (120) days after such fire or other casualty, give Tenant written notice of such decision, and thereupon the term of this Lease shall expire by lapse of time upon the third (3rd) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord arid Tenant's' liability for Rent shall cease as of the day following such casualty.

          19. HOLDING OVER. If Tenant retains possession of the Premises, or any part thereof, after the expiration or termination of this Lease, Tenant shall pay Landlord Fixed Rent at an annual rate equal to double the Fixed Rent payable for the year immediately preceding said holdover computed on a per month basis, together with all other sums due hereunder as Additional Rent, for the period Tenant thus remains in possession, and Tenant shall also pay Landlord all damages sustained by Landlord by reason of such retention of possession. If Tenant retains possession of the Premises, or any part thereof, for thirty (30) days after the expiration or termination of this Lease, then at the sole option of Landlord expressed by written notice to Tenant, but not otherwise, such holding over shall constitute a renewal of this Lease for a period of one year on the same terms and conditions, except that the annual Fixed Rent for such period shall be the greater of the fair annual rental value of the Premises, as determined by Landlord, or one and a half times the annual Fixed Rent in effect during the last year of the Term The provisions of this Paragraph do not waive the Landlord's right of reentry or any other right hereunder.

          TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 P.S.
(S) 250.501, AS APPROVED APRIL 6, 1951, ENTITLED ""LANDLORD AND TENANT ACT OF 1951"", AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE OR AT THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, Oft UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED. TENANT COVENANTS AND AGREES TO VACATE, REMOVE FROM AND DELIVER UP AND SURRENDER THE POSSESSION OF THE PREMISES TO LANDLORD UPON THE EXPIRATION OF THE TERM OR UPON THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED WITHOUT SUCH NOTICE.



          20. DEFAULT. Any one or more of the following events shall constitute an "Event of Default":

          (a) The failure of Tenant to pay any Rent or other sum of money due Landlord within ten (10) days after written notice from Landlord that the same is past due; provided, however, that in the event Tenant fails to pay the Fixed Rent payment to Landlord on or before the fifth day of each month, then Tenant shall be assessed the late charge as set forth in Section 4 hereof.

          (b) The failure by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a failure involving the payment of money), which failure is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless (i) such failure is of such nature that it cannot be cured within such thirty (30) day period, in which case Landlord shall not exercise the remedies described below so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same, or (ii) such failure is of such a nature as to cause a hazardous situation, a nuisance to Landlord, other tenants or other persons or businesses or may result in civil or criminal penalties against Landlord or Tenant, in which case Tenant shall cure such default within the shortest time reasonable which in no event shall be more than forty-eight (48) hours after the giving of notice thereof.

          (c) Tenant should default in performance of any other particular covenant of this Lease more than three (3) times in any period of twelve (12) months, then, notwithstanding that such defaults shall have each been cured within the period after notice as above provided, any further similar default shall be deemed to be deliberate and Landlord thereafter may serve a written seven (7) day notice of termination without affording to Tenant an opportunity to cure such further default.

          21.  LANDLORD'S REMEDIES.

          A. Upon the occurrence and continuance of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below) may do any one or more of the following:

          (1) Declare all rents, charges and any other sums due to Landlord by Tenant to become accelerated and immediately due and payable.

          (2) Perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand.

          (3) Elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, re-enter the Premises, by proceedings or otherwise, remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby.

          (4) Exercise any other legal or equitable right or remedy which Landlord may have.

          Notwithstanding the provisions of clause (2) above and regardless of whether an Event of Default shall have occurred,

Landlord may exercise the remedy described in clause (2) without any notice to Tenant if Landlord, in its good faith judgment, believes that the unperformed obligation of Tenant constitutes an emergency.

          B. If this Lease is terminated by Landlord pursuant to Subparagraph 21A, Tenant nevertheless shall remain liable for any Rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time (all such Rent, damages, costs, fees and expenses being referred to herein as "Termination Damages") and additional damages (the "Liquidated Damages") equal to the Rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of Rent, if any, which Landlord may receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord). Termination Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease pursuant to Subparagraph 21A. Liquidated Damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination. Any suit or action brought to collect any Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding.

          C. If this Lease is terminated pursuant to Subparagraph 21A, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term or terms (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its uncontrolled discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure of Landlord to collect any rent due upon such reletting.

          D. FOR VALUE RECEIVED, IN ADDITION TO ANY AND ALL REMEDIES PROVIDED HEREUNDER OR BY LAW, UPON ANY DEFAULT BY TENANT HEREUNDER, TENANT HEREBY EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT, AND FOR ANY OTHER PERSONS CLAIMING UNDER, BY OR THROUGH TENANT, AND, WITH OR WITHOUT COMPLAINT FILED, CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD, IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES, OR WRITS OF EXECUTION FOR POSSESSION OF THE PREMISES AND, AT

LANDLORD'S OPTION, FOR THE AMOUNT OF ALL COSTS, WITHOUT LEAVE OF COURT, AND LANDLORD MAY, BY LEGAL PROCESS, UPON TWENTY-FOUR (24) HOURS' NOTICE POSTED AT THE PREMISES, RE-ENTER AND EXPEL TENANT FROM THE PREMISES, AND ALSO ANY PERSONS HOLDING UNDER TENANT.

          E. No reference to any specific right or remedy shall preclude Landlord from exercising any other right, or from having any other remedy or from maintaining any action to which it may otherwise be entitled by law or in equity. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition. No waiver by Landlord of any breach by Tenant under this Lease or of any breach by any other tenant under any other lease of any portion of the Building shall affect or alter this Lease in any way whatsoever.

          22. CONDITION OF PREMISES. It is agreed that Tenant has examined the Premises prior to the execution of this Lease and is satisfied with the physical condition thereof and further agrees that, except as set forth in Section 15 of this Lease and Exhibit D which is attached hereto and made a part hereof, no representation has been made by Landlord, or Landlord's agent as to the condition, construction or repair of the Premises.

          23.  ASSIGNMENT AND SUBLETTING.

          A. Without the prior written consent of Landlord, Tenant shall not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the interest of Tenant in this Lease, in whole or in part, by operation of law or otherwise. Notwithstanding the foregoing sentence, Tenant may assign or sublease the Premises in accordance with the terms and conditions hereinafter set forth upon obtaining the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. If Tenant desires to enter into any assignment of this Lease or sublease of the Premises, Tenant shall deliver written notice thereof to Landlord, together with a copy of the proposed assignment or sublease agreement at least thirty (30) days prior to the effective date of the proposed assignment or sublease. In making its determination of whether to consent to any proposed assignment or sublease (which consent shall not be unreasonably withheld), Landlord may take into consideration the business reputation and character, financial responsibility and credit worthiness of the proposed assignee or subtenant; the intended use of the Premises by the proposed assignee or subtenant; the estimated pedestrian traffic to the Premises and to the Building which would be generated by the proposed assignee or subtenant; and any other factors which Landlord shall deem relevant;

provided, that Landlord shall in no event be obligated to consent to any proposed assignment or sublease of the Premises and Landlord's withholding of consent to any proposed sublease of the Premises will not be deemed unreasonable if (1) the proposed assignee or subtenant is or has been a tenant in the Building, or (2) Tenant is then in default under this Lease. Any approved sublease shall be expressly subject to the terms and conditions of this Lease, and Tenant shall pay Landlord on the first day of each month during the term of the sublease, the excess of all rent and other consideration due from the subtenant for such month over that portion of the Fixed Rent due under this Lease for said month allocable to the space sublet on a square footage basis. Tenant shall reimburse Landlord for all reasonable attorneys' fees incurred by Landlord in reviewing any proposed assignment or sublease or other transfer of Tenant's interest in this Lease, which reimbursement shall be made notwithstanding that Landlord may withhold its consent to any such document or transfer of interest.

          B. In the event Tenant desires to enter into any sublease of the Premises, Landlord shall have the option to exclude from the Premises covered by this Lease the space proposed to be sublet by Tenant, effective as of the proposed commencement date of sublease of said space by Tenant. Landlord may exercise said option by giving Tenant written notice thereof within twenty (20) days after receipt by Landlord of Tenant's notice of the proposed sublease; provided, however, Tenant may rescind the exercise of such option and retract its proposed sublease by giving Landlord written notice thereof within ten (10) days after Landlord exercises such option. In the event Landlord exercises said option (and such option is not rescinded by Tenant as aforesaid), Tenant shall surrender possession of the proposed sublease space to Landlord on the effective date of exclusion of said space from the Premises covered by this Lease, and neither party hereto shall have any further rights or liabilities with respect to said space under this Lease. Effective as of the date of exclusion of any portion of the Premises covered by this Lease pursuant to this Paragraph, (1) the Fixed Rent specified in clause H of Paragraph 1 shall be reduced in the same proportion as the number of square feet of rentable area contained in the portion of the Premises so excluded bears to the number of square feet of rentable area contained in the Premises prior to such exclusion, and (2) the rentable area of the Premises specified in clause I of Paragraph 1 shall be decreased by the number of square feet of rentable area contained in the portion of the Premises so excluded, for all purposes under this Lease, and (3) Tenant's Proportionate Share shall be recalculated in accordance with the formula specified in Subparagraph 5A(6).

          C. In the event of any approved sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any renewal term of this Lease and any expansion space included in the Premises.

          D. Notwithstanding the foregoing, it is hereby expressly understood and agreed that the assignment, sublease or transfer of this Lease, and ??? erm and estate hereby granted, to (a) any corporation into which Tenant is merged or with which Tenant is consolidated or with Tenant has sold all or substantially all of its. (Pounds)5 having a net worth equal to that of Tenant upon the execution of this Lease, or (b) any corporation which is Tenant's parent corporation or a wholly owned subsidiary of Tenant's parent corporation (any such corporation being hereinafter called "Assignee"), shall not require Landlord's consent; provided that the corporation to which this Lease is assigned has a credit worthiness and net worth at least equal to those of Tenant at the time of the execution of this Lease; and further provided that Assignee and Tenant shall promptly execute, acknowledge and deliver to Landlord an assignment agreement in form and substance satisfactory to Landlord. In the event that Tenant subleases all or part of the Premises to an Assignee of Tenant for Rent and/or other consideration (which shall include the assumption by the Assignee of the obligation of Tenant to pay Rent hereunder) which in the aggregate is in excess of the Rent payable (calculated on a square footage basis) by Tenant hereunder, then such excess Rent shall be split equally between Landlord and Tenant.

          24. ASSIGNMENT BY LANDLORD. Landlord may sell the Building or Landlord's interest therein or assign its interest in this Lease, or any part thereof, in the exercise of its sole discretion, and upon the written request of Landlord, Tenant shall acknowledge and consent to any such assignment in writing. In the event of any such sale or assignment, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or assignment. Additionally, upon the written request of Landlord, Tenant shall provide any information or certification of the status of this Lease reasonably requested by Landlord and Tenant shall execute any memoranda, certificate, attornment or other document in recordable form or otherwise as required by Landlord or to undertake any action reasonably requested by Landlord to evidence the existence of this Lease or to effectuate any such sale or assignment.

          25. NOTICES. All notices and approvals to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered as follows:

          (a) To Landlord c/o J.S. Karlton Management Company, 444 Brickell Avenue, Miami, FL 33131, with a copy to Building Manager, 650 Smithfield Street, Pittsburgh, PA 15222, or to such other address designated by notice to Tenant.

          (b) Except as otherwise provided in this Lease, to Tenant at Federated Investors Tower, 1000 Liberty Avenue, Pittsburgh, PA 15222, attention Edward Myers, with a copy to John Cummings, Esquire, at the same address, or to such other address designated by notice to Landlord.

          Notices shall be delivered by hand, by Federal Express or other overnight carrier service, or by United States certified or registered mail, postage prepaid, return receipt requested. Notices shall be deemed to have been given upon personal delivery thereof or upon posting in the United States mails.

          26. QUIET POSSESSION. So long as Tenant shall observe and perform the covenants and agreements binding on it hereunder, Tenant shall at all times during the Term peacefully and quietly have and enjoy the possession of the Premises without any encumbrance or hindrance by, from or through Landlord, its successors or assigns, subject to the provisions of this Lease. So long as Tenant is not in default in the payment of Rent, or in the performance of any of the terms, covenants or conditions of the Lease, Tenant shall not, by reason of foreclosure of any mortgage, acceptance of a deed in lieu of foreclosure, or the exercise of any remedy provided in any mortgage, be disturbed in Tenant's occupancy of the Premises during the term of the Lease or any extension thereof set forth in the Lease.

          27. MOVING ALLOWANCE. Landlord shall pay to Tenant a moving allowance in the amount of One Dollar ($1.00) per square foot of rental area. Said allowance is intended to offset or decrease Tenant's cost to relocate furniture and equipment to the Premises, to purchase stationery, and/or its other costs associated with Tenant's moving to the Premises. This allowance will be paid within ten (10) days after Commencement Date of the Term.

          28. EXPANSION OPTION. So long as Tenant is not in default under the terms of this Lease, Tenant shall have the option to lease all, but not less than all, of each of the Twenty First (21st), Twenty Second (22nd), Twenty Third
(23rd) and Twenty Fourth (24th) floors of the Building (the "Option Space"). Tenant acknowledges that the availability of the Option Space on the 22nd, 23rd and 24th floors of the Building is subject to Landlord's ability to obtain appropriate releases for such Option Space from The Prudential Insurance Company of America. The Tenant's option for leasing the Option Space located on the 24th floor shall expire on March 31, 1993, and Tenant shall notify Landlord, in writing, of its exercise of such option for the 24th floor no later than March 31, 1993. The Tenant's option for leasing the Option Space located on the twenty-first floor shall expire on April 30, 1993, and Tenant shall notify Landlord, in writing, of its exercise of such option for the twenty-first floor no later than April 30, 1993. If Tenant elects to exercise its option for Expansion Space on either the twenty-first or twenty-fourth floors, then Landlord and Tenant will immediately proceed to fulfill all requirements and conditions as set forth in this Lease and in the Work Letter as soon as possible following Tenant's exercise of its option. If Tenant desires to exercise its option to lease the Option Space consisting of each of the 22nd and/or 23rd floors of the Building, then Tenant shall so notify Landlord, in writing, no later than January 1, 1994, with such lease to be commenced no later than January 1, 1995.

          The annual Rent for the Option Space shall be calculated at Tenant's current escalated Rent for its Premises as set forth in this Lease. Landlord shall provide Tenant with an improvement allowance for the Option Space in an amount not to exceed the unamortized improvement allowance for the Premises initially leased to Tenant (such amortization to be calculated by prorating the $15.00 RSF allowance for Tenant's Work on a monthly basis based on the remaining Term of the Lease). Tenant's obligation to pay Rent with respect to the Option Space shall commence upon the Substantial Completion of the Option Space.

          29. RIGHT OF FIRST REFUSAL. So long as Tenant is not in default under the terms of this Lease, effective as of May 1, 1993 and continuing until the expiration of the Term, Tenant shall have a right of first refusal to lease all, but not less than all, of the twenty first (21st) floor of the Building. Commencing on January 1, 1995 and continuing until the end of the Term, Tenant shall have a right of first refusal to lease all, but not less than all, of each of the twenty second (22nd) and twenty third (23rd) floors of the Building. Commencing on April 1, 1993 and continuing until the expiration of the Term, Tenant shall have a right of first refusal to lease all, but not less thatn all, of the twenty fourth (24th) floor of the Building. The individual 21st, 22nd, 23rd and 24th floors of the Building shall each be designated as "Refusal Space" for the purposes of this Section 29. In the event, at any time during the pendency of Tenant's right of first refusal for the Refusal Space as set forth hereinabove, Landlord receives a bona fide offer to lease all or part of any of the Refusal Space, Landlord shall give written notice to Tenant of such offer and Landlord's intent to accept the same. Tenant shall have the right for fifteen (15) business days following receipt of such notice to accept, in writing, the entire portion of the Refusal Space which is specified in Landlord's notice. If Tenant rejects such terms or does not respond, in writing, within the aforesaid fifteen (15) business day period, Landlord shall then be permitted to lease all or part of such Refusal Space as set forth in the notice on the terms as set forth in the notice to Tenant, and Tenant's right of first refusal hereunder shall terminate as to the floor of the Building on which Landlord has leased such space.

          30. OPTION TO TERMINATE. Tenant shall have the right, to be exercised by Tenant by written notice to Landlord given no later than three hundred sixty-five (365) days prior to the expiration of the third (3rd) and fourth (4th) years of the Term, to terminate its Lease of the entire Premises, including any Option Space. If Tenant elects to so terminate this Lease, Tenant shall pay to Landlord, at or prior to the effective date of such termination, a sum equal to the total of all unamortized construction costs, including design costs, moving costs, demolition costs and commissions expended by Landlord, and all allowances previously given by Landlord to Tenant, for the construction, leasing and improvement of Tenant's Premises. Such costs shall be amortized by Landlord under a level amortization period of twenty percent (20%) per year. A copy of such amortization schedule is attached hereto and made a part hereof as Exhibit "E".

          In the event that Tenant exercises its option to terminate this Lease with such termination to be effective on the third anniversary date of the Term, then Tenant may extend the effective date of termination, at its option, for a period of six (6) months by giving written notice to Landlord of its intention to extend the effective date of such termination. Such notice of extension of time shall be given by Tenant on or before such time as the Tenant's notice of early termination is required to be given under the terms of Section 30 of the Lease. The terms and conditions of this Lease shall continue to apply to Tenant's occupancy of the Premises during the six month extension period.

          31.  OPTIONS TO RENEW.

          A.   Renewal Term I. So long as Tenant is not in default under the
               --------------
terms of this Lease, Tenant shall have the Option to extend the original Term hereof for a renewal term of three (3) years ("Renewal Term I"). Renewal Term I shall commence upon the expiration of the initial Term and shall be upon the same terms and conditions as in this Lease, except for the Rent, and improvement and other allowances. Tenant shall notify Landlord, in writing, of its intention to exercise its renewal option for Renewal Term I no later than three hundred sixty five (365) days prior to the expiration of the Term. The Fixed Rent for Renewal Term I shall be calculated as follows:

          Year 1:  $15.00 per rentable square foot per annum
          Year 2:  $16.00 per rentable square foot per annum
          Year 3:  $16.00 per rentable square foot per annum

          The Base Year shall be 1992; provided, however, that Tenant will receive a credit in the amount of ten percent (10%) per annum against Escalation Charges due in each of the years for Renewal Term I.

          Upon commencement of Renewal Term I, Landlord shall contribute an allowance (to be calculated as hereinafter set forth) to be utilized by Tenant for the cost of repainting, recarpeting or replacing wall coverings within Tenant's Premises. In the event that Tenant elects to exercise its Option to Renew for Renewal Term I, then Landlord shall provide such an allowance in an amount not to exceed Five Dollars ($5.00) per rentable square foot of area.

          B.  Renewal Term II. So long as Tenant is not in default under the
              ---------------
terms of this Lease, Tenant shall have the Option to extend this Lease for an additional renewal term of three (3) years ("Renewal Term II"). Renewal Term II shall commence upon the expiration of Renewal Term I and shall be upon the same terms and conditions as in this Lease, except for the Rent, and improvement and other allowances. Tenant shall notify Landlord in writing, of its intention to exercise its renewal option no later than three hundred sixty five (365) days prior to the expiration of Renewal Term I. The Fixed Rent for Renewal Term II shall be calculated as follows:

          Year 1:  $17.00 per rentable square foot per annum
          Year 2:  $17.00 per rentable square foot per annum
          Year 3:  $17.00 per rentable square foot per annum

          The Base Year shall be 1992; provided, however, that Tenant will receive a credit in the amount of ten percent (10%) per annum against Escalation Charges due in each of the years for Renewal Term II.

          Upon commencement of Renewal Term II, Landlord shall contribute an allowance (to be calculated as hereinafter set forth) to be utilized by Tenant for the cost of repainting, recarpeting or replacing wall coverings within Tenant's Premises. In the event that Tenant elects to exercise its Option to Renew for Renewal Term II, then Landlord shall provide such an allowance in an amount not to exceed Three Dollars ($3.00) per rentable square foot of area.

          32. CANCELLATION OF EXISTING LEASES. Tenant's existing Lease for premises situate on the third floor of the Building shall expire on the Commencement Date of this Lease.

          33.  MISCELLANEOUS.

          A. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

          B. All amounts owed to Landlord hereunder, for which the date of payment is not expressly fixed herein, shall be paid within thirty (30) days from the date Landlord renders statements of account therefor or and after the end of such thirty (30) day period shall bear interest at a rate equal to the prime rate of interest from time to time in effect at Mellon Bank, N.A., but in no event less than ten percent (10%) per annum, until paid.

          C. Tenant shall deliver to Landlord or to its mortgagee, auditors or to a prospective purchaser of the Building, when requested by Landlord an estoppel certificate certifying (i) that this Lease is unmodified and in full force and effect, (ii) the amount of Fixed Rent and Escalation Charges then payable under this Lease and the date to which such Rent has been paid, (iii) the amount of the security deposit, if any, deposited by Tenant with Landlord hereunder, (iv) that Tenant is or is not in possession of the Premises, as the case may be, and (v) that Landlord is not in default hereunder, or if in default, stating specifically any such defaults. Failure to give such a statement within fifteen (15) days after written request shall be conclusive evidence that the Lease is unmodified and in full force and effect and Landlord is not in default and Tenant shall be estopped from asserting any defaults known to Tenant at that time.

          D. In the event that all or a substantial portion of the Premises or the Building are taken by eminent domain so that the Premises cannot be reasonably used by Tenant for the purposes for which they are demised, then either party may terminate this Lease by giving written notice of termination to the other party within thirty (30) days after such taking. In the event of any taking by eminent domain, Landlord shall be entitled to receive the entire award arising from the condemnation proceeding without deduction therefrom for any estate vested in Tenant by this Lease; provided that Tenant shall be entitled to claim, prove and receive such award as may be made which represents the value to Tenant's personal property lost as a result of the taking or the relocation expenses suffered by Tenant.

          E. Landlord shall have the option to relocate the Premises at any time or times during the Term to a different location in the Building (herein referred to as "the New Premises"). Landlord may exercise such option by giving Tenant written notice thereof not less than thirty (30) days prior to the proposed effective date of relocation.

          (i) The New Premises shall contain not less than ninety percent (90%) nor more than one hundred ten percent (110%) of the Rentable Area contained in the Premises;

          (ii) Landlord shall pay the direct physical moving expenses (including telephone and telephone equipment relocation costs) incurred by Tenant in relocating from the Premises to the New Premises and for improving the New Premises so that they are substantially similar to the Premises, but in no event shall Landlord pay any indirect expenses incurred by Tenant in relocating from the Premises to the New Premises (including salaries of employees of Tenant for time allocated to such relocation, legal fees, or loss of business or profit);

          (iii) The Fixed Rent specified in clause H of Paragraph, 1 then in effect under this Lease shall be decreased to the sum obtained by multiplying each such amount by a fraction, the numerator of which the rentable area contained in the New Premises and the denominator of which is the rentable area contained in the Premises;

          (iv) The rentable area of the Premises specified in clause I of Paragraph 1 shall be increased or decreased, as the case may be, by the difference in the rentable area contained in the Premises and the rentable area contained in the New Premises; and

          (v) Tenant's Proportionate Share shall be recalculated in accordance with the formula specified in subparagraph 5A(6).

          F. This Lease and the Exhibits attached hereto contain the entire Agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written.

          G. The execution of this Lease by Tenant and delivery of same to Landlord or its agent does not constitute a reservation of or option for the Premises or an agreement to enter into a lease. This Lease shall become effective only if and when Landlord executes and delivers same to Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or its agent shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be withdrawn or revoked for forty-five (45) days after such execution and delivery.

          H. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Term or Tenant's right of possession.

          I. Tenant represents that, except for the broker if any, specified in clause O of Paragraph 1, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in tie negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify and hold harmless Landlord, its agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Unless otherwise agreed by the parties, Landlord shall be responsible for the payment of all commissions to the broker, if any, specified in clause O of Paragraph 1, based upon the leasing commission policy of Landlord applicable to the Building and in effect as of the date of this Lease.

          J. Landlord shall not be deemed in default with respect to any of the terms, covenants and conditions of this Lease on Landlord's part to be performed, if Landlord fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, power failure, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by Tenant (or Tenant's agents, employees or invitees) or any other cause beyond the reasonable control of Landlord.

          K. Paragraph captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Paragraphs.

          L. This Lease shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

          M. Time is of the essence of this Lease and the performance of all obligations hereunder.

          N. Notwithstanding anything in this Lease to the contrary, the liability of Landlord under this Lease shall be limited to its interest in the Building and Tenant agrees that no judgment against Landlord under this Lease may be satisfied against any property or assets of Landlord other than the interest of Landlord in the Building.

          O. If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation) to perform such duty on behalf and at the expense of Tenant without further prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be Additional Rent under this Lease and shall be due and payable upon demand by Landlord.

          P. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

          Q. Landlord, at Landlord's sole option, may record this Lease or a memorandum of this Lease in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania.

          R. If Landlord fails timely to perform any of its duties under this Lease, Tenant shall have the right to perform such duty on behalf and at the expense of Landlord. Provided, however, before performing such duty on Landlord's behalf, Tenant shall give Landlord written notice of such failure and Landlord will have ten (10) business days to cure such failure or where such cure will require greater than ten (10) business days, Landlord shall have such longer time as reasonably necessary as long as Landlord has commenced and continued to effect a cure with reasonable diligence until completed. If Landlord does not take such action, Tenant may perform such duty and all sums expended or incurred by Tenant in performing such duty may be immediately deducted from rent due to Landlord.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the ______day of August, 1992.


ATTEST:                             LANDLORD:
                                    CENTRE CITY PARTNERS, L.P.

                                    by: J.S. Karlton Management
                                        Company

By: [SIGNATURE ILLEGIBLE]           By: [SIGNATURE ILLEGIBLE]
   --------------------------          -----------------------------

ATTEST:                             TENANT:
                                    FEDERATED INVESTORS BUILDING
                                    CORPORATION

By: [SIGNATURE ILLEGIBLE]           By: [SIGNATURE ILLEGIBLE]
   --------------------------          -----------------------------

                               EXHIBITS TO LEASE
                               -----------------

A-1  Plan of Premises

B    Rules and Regulations

C    Commencement Agreement

D    Workletter

E    Amortization Schedule

F    Tenant's Plans

                                  EXHIBIT "B"
                             RULES AND REGULATIONS

          1. Any sign, lettering, picture, notice or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner and be of such character and style as Landlord shall approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from the outside of the Building.

          2. Sidewalks, entrances, passages, courts, corridors, halls, elevators and stairways in and about the Premises shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building's corridors or from the exterior of the Building.

          3. No animals, pets, bicycles or other vehicles shall be brought or permitted to be in the Building or the Premises.

          4. Room to room canvasses to solicit business from other tenants of the Building are not permitted.

          5. Tenant shall not waste electricity, water or air conditioning services. All controls shall be adjusted only by authorized Building personnel. Tenant shall not utilize the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building. Tenant shall not open or permit to be opened any windows in the Premises. Tenant shall not utilize any electronic, radiowave, microwave or other transmitting, receiving, amplification or magnetic device which would disturb or interfere with any other tenant of the Building or the operation of the Building generally.

          6.  All corridor doors shall remain closed at all times.

          7. No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks.

          8. Tenant assumes full responsibility of protecting the Premises from theft, robbery and pilferage. Except during Tenant's normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured.

          9. Only machinery or mechanical devices of a nature directly related to Tenant's ordinary use of the Premises shall be installed, place or used in the Premises and the installation and use of all such machinery and mechanical devices is subject to the other rules contained herein and the other portions of this Lease.

          10. Except with the prior approval of Landlord, all cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be done only by authorized Building personnel.

          11. Safes, furniture, equipment, machines and other large or bulky articles shall be brought to the Building and into and out of the premises at such times and in such manner as Landlord shall direct (including the designation of elevator) and at Tenant's sole risk and cost. Prior to Tenant's removal of such articles from the building, Tenant shall obtain written authorization of the office of the Building and shall present such authorization to a designated employee of Landlord.

          12.  Tenant shall not in any manner deface or damage the Building.

          13. Inflammables such as gasoline, kerosine, naphtha and benzene, or explosives or any other articles of an intrinsically dangerous nature are not permitted in the Building or the Premises.

          14. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the electric wiring of the Building and the Premises and the needs of other tenants, and shall not use more than such capacity. Landlord's consent to the installation of electrical equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

          15. To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees in the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

          16. Tenant shall not enter into or upon the roof or basement of the Building or any storage, heating, ventilation, air conditioning, mechanical or elevator machinery housing areas.

          17. Tenant shall not distribute literature, flyers, handouts or pamphlets of any type in any of the common areas of the Building, without the prior written consent of Landlord.

          18. Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises.

          19. Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises.

          20. Tenant shall keep all electrical and mechanical apparatus free of vibration, noise and air waves which may be transmitted beyond the Premises.

          21. Tenant shall not permit objectionable odors or vapors to emanate from the Premises.

          22. Tenant shall not place a load upon any floor of the Premises exceeding the floor load' capacity for which such floor was designed or allowed by law to carry.

          23. Except as shown on Tenant's Plans or on other plans as approved by Landlord, no floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord's prior written consent.

                                 EXHIBIT "C":

                          COMMENCEMENT DATE AGREEMENT
                          ---------------------------


          This Commencement Date Agreement ("Agreement") is made as of ______________, 19______, by Centre City Partners, L.P. with address at 650 Smithfield Street, Pittsburgh, PA 15222 ("Landlord") and Federated Investors Building Corporation having an office at 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222 ("Tenant").

          Landlord and Tenant agree to and acknowledge the following matters':

          1. Landlord and Tenant have entered into a Lease dated as of July 23, 1992 (the "Lease"), covering office space in the Centre City Tower Building,
650 Smithfield Street, Pittsburgh, Pennsylvania 15222 as more particularly described in the Lease.

          2. All terms defined in the Lease shall have the same meaning when used in this Agreement.

          3. The nineteenth floor of the Premises was delivered to Tenant on September 21, 1992, and Tenant's obligation to pay Fixed Rent for the nineteenth floor commenced as of that date. The twentieth floor of the Premises, being the remaining portion of the Premises, was delivered to Tenant on ____________________, 1992.

          4.  The Commencement Date is __________________

          5.  The Expiration Date is ___________________

          6.  The rentable area of the Premises is _______ square feet.

          7.  The initial annual Fixed Rent is $_____________

          8. The Tenant hereby certifies that it is in possession and occupancy of the Premises; that the Lease is in full force and effect; that all of the obligations on the part of Landlord under the Lease to be performed prior to the Commencement Date have been performed satisfactorily, including any obligation for the performance of any work or installment of any equipment; and that there are no offsets or defenses against the enforcement of the Lease by Landlord.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

                                LANDLORD:
                                CENTRE CITY PARTNERS, L.P.

                                by:  J.S. Karlton Management Company

                                By:  [SIGNATURE ILLEGIBLE]
                                   --------------------------------------

                                Title: [TITLE ILLEGIBLE]
                                      -----------------------------------

                                TENANT:
                                FEDERATED INVESTORS BUILDING
                                CORPORATION

                                By:______________________________________
                                Title:___________________________________

                                  EXHIBIT "D"
                                  ----------

                                  WORK LETTER
                    ATTACHED TO AND MADE PART OF LEASE DATED
                             SEPTEMBER _____, 1992

                                    BETWEEN

                      CENTER CITY PARTNERS, L.P., LANDLORD

                                      AND

                    FEDERATED INVESTORS BUILDING CORPORATION

                                     TENANT

          This Work Letter supplements the "Lease" dated September _____, 1992 between Centre City Partners, L.P., as Landlord ("Landlord"), and Federated Investors Building Corporation as Tenant ("Tenant").

1.0.      DEFINITIONS
          -----------

     1.1. Code: The term "Code" as used in this Work Letter, means all applicable electrical, building, zoning, health, safety, seismic, fire, energy and other codes, ordinances, regulations, rulings, interpretations, requirements and relevant provisions of law issued or adopted by the City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania, the government of the United States or any department or agency thereof or other governmental authority having jurisdiction over the Building.

     1.2. Tenant Finish Work: "Tenant Finish Work" shall mean Tenant's Work set forth in Section 3 of this Work Letter and Section 15 of the Lease.

     1.3.  Tenant's Architect:  The Tenant's Architect is Gardner and Pope.

     1.4. Construction Manager: The Construction Manager for Base Base Building Work is the Building Manager of the Building. The Construction Manager for Tenant's Work is P.W. Campbell Contracting Company.

     1.5. Tenant's Contractor: The Tenant's Contractor is P.W. Campbell Contracting Company.

     1.6. General: Capitalized words shall be defined as they are defined in the Lease unless otherwise required by their context or otherwise defined herein.

2.0. BASE BUILDING WORK
     ------------------

     The Landlord shall construct the "Base Building Work" at Landlord's expense. Base Building Work shall be as follows:

          A. Heating, Ventilating and Air Conditioning: As part of the "Base Building Work", the Landlord will provide HVAC to service the Premises, including duct work, diffusers, VAV box, and balancing and servicing of such system.

          B. Life Safety System: As part of the "Base Building Work", Landlord shall provide a life safety system as required to obtain a Certificate of Occupancy for the Tenant's Premises.

          C. Ceilings in all Tenant Space, in elevator lobbies, and typical floor corridors on Tenant floors will be exposed suspended grid system in 2' x 2' 1/2" mineral fiber lay-in acoustical tile. Tile and grid system will be Teqular Cortega Minatone ceiling, or equal. Tile shall be fissured minaboard and the suspended ceiling grid system shall be electrogalvanized steel finished on exposed surfaces with off-white enamel.

          D. Lighting Fixtures: Standard overhead lighting fixtures shall be 2' x 4' recessed parabolic fluorescent fixtures and shall be provided at one (1) fixture for each 100 square feet of Rentable Area. Landlord and Tenant acknowledge that Tenant intends to install lighting fixtures and switching in excess of those provided with Building standard lighting. Landlord shall provide a lighting allowance to Tenant in the amount of twenty two thousand nine hundred fifty ($22,950.00) dollars for all lighting, including the installation of Building standard lighting, for each of the nineteenth and twentieth floors of the Building. Landlord's contractor shall bill Tenant directly for all costs and expenses incurred in the purchase and installation of lighting, switching and related items which exceeds the sum of $22,950.00 per floor. Tenant shall be responsible, and shall promptly pay Landlord's contractor directly, for the payment of all amounts in excess of the above described lighting allowance.

3.0. TENANT'S WORK
     -------------

     Except for the "Base Building Work", all other work and improvements to be constructed in the Premises in order to prepare the Premises for occupancy by Tenant ("Tenant's Work") will be performed at Tenant's sole cost and expense. Such Tenant's Work may, at Tenant's election, be constructed by Landlord's Contractor or by Tenant's Contractor. Any contractor selected by Tenant shall comply with the terms and conditions of the Lease and this Workletter

     All Tenant's Work is subject to the approval of the Landlord. Tenant shall be responsible for the design function and maintenance of all Tenant's Work. Tenant shall not specify uses or materials that are subject to an insurance hazard rate different from the rate assigned to the Building as a whole.

4.0. TENANT'S PLANS
     --------------

     4.1. Tenant shall have Tenant's Architect prepare architectural plans and specifications for the Tenant's improvements and Tenant's Work ("Tenant's Plans"), all in such form and detail as required by Landlord. The Tenant's Plans shall be in form and content sufficient to secure Code and all required governmental approvals, and shall consist of at least two (2) preliminary layouts of Tenant's proposed offices; and one (1) set of construction drawings as required by Landlord's Contractor and/or Tenant's Contractor for construction of Tenant's Premises. Landlord hereby approves Tenant's Plans for the construction of Tenant's Work on the nineteenth and twentieth floors of the Building as the same are attached to the Lease as Exhibit "F". Landlord shall reimburse Tenant for all of the fees and charges of Tenant's Architect for the preparation of Tenant's plans, up to a maximum of $1.00 per square foot of rentable area for the preparation of Tenant's Plans; provided, however, that if Tenant desires supplemental drawings, the same shall be prepared at Tenant's cost and expense. Landlord shall provide Tenant with the above described reimbursement when the Tenant's Plans are completed and approved by Tenant and Landlord. Tenant's Architect, if any, shall coordinate with the Landlord's Architect or Construction Manager to assure the consistency of Tenant's Plans with the plans and specifications for the Base Building Work. "Tenant's Plans" include the following:.

          4.1.1. Space Plan: The "Space Plan" shall be a schematic design of the Premises, including a full and accurate description of the size and location of all partitions, doors, furniture and equipment. The Space Plan shall be reviewed and approved for compliance by the appropriate public officials enforcing Code and shall be on file with the proper departments.

          4.1.2. Tenant Improvement Drawings: The "Tenant Improvement Drawings" shall include all information necessary for purchasing Tenant's improvements and all information necessary for Landlord's contractors to complete mechanical and electrical working drawings.

          4.1.3. Final Plans: The Tenant's "Final Plans" shall consist of all plans and specifications necessary to construct Tenant's improvements and Tenant's Work, including mechanical and electrical working drawings.

          4.1.4. Mechanical and Electrical Information: Tenant's Plans shall contain all information required for the preparation of mechanical and electrical working drawings.

     4.2. Mechanical and electrical working drawings, if necessary, shall be prepared at Landlord's expense. Tenant's Architect and/or Tenant's Contractor shall be responsible for coordination with Landlord's Construction Manager regarding of all engineering work with respect to Tenant's Plans.

     4.3. Approval by Tenant: The Tenant's Plans shall be subject to Landlord's approval, which approval shall be given within ten (10) business days following receipt of the Tenant's Plans by Landlord. Landlord will not impose a charge for its review and approval of Tenant's Plans. If Landlord reasonably disapproves of any of Tenant's Plans, Landlord shall advise Tenant in writing of any requested revisions to Tenant's Plans within the aforesaid ten (10) business day period. After being so advised of such revisions by Landlord, Tenant shall submit a redesign, incorporating the revisions reasonably requested by Landlord for Landlord's approval. If Landlord fails to advise Tenant in writing of its requested revisions to Tenant's Plans within ten (10) business days following Landlord's receipt of Tenant's Plans, then such Tenant Plans shall be deemed to have been approved by Landlord.

     4.4. Permits: Tenant's Construction Manager shall be responsible for submission of the Tenant's Plans for plan check by the government authorities for compliance with Codes. Any changes required by the government authorities shall be submitted to Tenant for Tenant's review and approval, which approval
shall be provided by Tenant within ten (10) business days.   Tenant shall be
responsible for and shall pay all fees and expenses for securing the Building Permit and all other permits (except for any permit required for the Building life safety systems, which permit shall be at Landlord's cost) necessary for construction of the Tenant's Work.

5.0.  COST OF TENANT'S WORK
      ---------------------

     5.1. Tenant shall pay the entire cost for Tenant's Work. Landlord shall provide Tenant with a construction improvement allowance, in an amount not to exceed fifteen dollars ($15.00) per square foot of rentable area, to be applied towards the cost of Tenant's Work. The terms and conditions as set forth in
Section 15 of the Lease shall be controlling as to the procedure for the payment of this amount by Landlord.

6.0.  CHANGES, ADDITIONS OR ALTERATIONS
      ---------------------------------

     If Tenant shall request any change, addition or alteration in the Tenant's Final Plans as approved by Landlord ("Change Order"), Tenant shall prepare and submit to Landlord, plans and specifications with respect to such Change Order. Any such Change Order shall be subject to Landlord's approval, which approval shall not be unreasonably withheld.

7.0. DELAY
     -----

     7.1. Tenant's Delays: Tenant shall be responsible for and pay all direct out of pocket costs and actual additional expenses incurred by Landlord relating to any delay ("Tenant's Delay") in the commencement or completion of the Base Building Work or any increase in the cost of any such work as caused by (i) construction of the Base Building Work out of the normal sequence in order to accommodate Tenant's improvements or Tenant's Work; or (ii) any Change Order requested by Tenant after Landlord's final approval of the Tenant's Final Plans;
(iii) delays caused by shortages, unavailability or extraordinary procurement times of materials required for Tenant's Work. Landlord shall also be excused from any delay in the completion of the Premises which is caused by Tenant's Delays.

     7.2. Force Majeure: Neither party hereunder shall be deemed to have caused a delay hereunder if such delay is caused by reason of any act of God, fire, explosion, flood, strikes, civil disorder, riots, future valid orders of any government, court or regulatory body having jurisdiction, war or inability to obtain material by reason of any regulatory or order of any governmental body or by reason of failure of the other party to perform ("Force Majeure"), and the party whose performance is so delayed shall have the same additional time for performance as the delay resulting from such Force Majeure; provided the party claiming that any delay is due to a Force Majeure shall promptly notify the other in writing of such claimed cause for delay.

     7.3. Measure of Damages: The damages incurred hereunder shall be limited to direct identifiable damage and not consequential damages, unless (i) any such delay shall exceed fifteen days and (ii) the party claiming consequential damages notifies the other in writing after such fifteen day period that consequential damages may be claimed.

8.0. TENANT'S CONTRACTORS
     --------------------

     Tenant may at its sole expense select and employ its own contractors ("Tenant's Contractors") for Tenant's Work in the Leased Premises which is not to be performed by Landlord and which is reflected as such in Tenant's Plans, subject to the following qualifications:

     Tenant shall first obtain the approval of Landlord, in writing, of the specific work it proposes to perform (such approval not to be unreasonably withheld); and

     Tenant shall directly contract with Tenant's Contractors and a mover or movers. Any such contracts shall be subject to the terms and conditions of this Workletter and the Lease.

     8.1. Labor Harmony: Landlord will permit Tenant's Contractors to have access to the Premises to perform their work in the proper sequence. The foregoing, however, is conditioned upon the workers and mechanics of Tenant's Contractors working in accordance with scheduling under the general direction of Landlord and in harmony therewith so as not to cause any interference or dispute with the labor employed by Landlord, Landlord's mechanics or contractors or by any other tenant or its contractors. If at any time such entry shall cause any such disharmony or interference, such license to Tenant may be withdrawn by Landlord upon forty-eight hours written notice to Tenant if any such disharmony interference or dispute might result in a delay in carrying out the work for Landlord or other tenants. In such event, Landlord and Tenant shall cooperate in attempting to resolve any such situation so as to permit reentry by Tenant's Contractors. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's supplies, materials, decorations or installations made or stored in the Premises prior to the completion of the Base Building Work and the removal from the Premises of Landlord's contractors and equipment relating thereto, the same being solely at Tenant's risk. Following the completion of such Base Building Work and the removal from the Premises of Landlord's contractors and equipment relating thereto, Landlord shall reimburse Tenant for its actual costs for any damage to Tenant's decorations, supplies, materials or installations in the Premises which are directly caused by the negligence or intentional acts of Landlord's employees or agents prior to the completion of Tenant's Work in the Premises. Tenant will be directly responsible to Landlord for the performance of Tenant's Contractors, and Tenant shall hold Landlord harmless from any claim, demand or action arising from the performance of any activities of Tenant's Contractors. Landlord and Tenant agree to cooperate in good faith and not in an arbitrary manner in connection with Tenant's Contractors entry into the Building and the Premises and installations by the Tenant. Under no circumstance shall Landlord be held responsible or liable for any "Delay" whatsoever in the construction of the Tenant's Work.

     8.2. Scheduling: Tenant's Contractors shall coordinate the scheduling of the arrival of Tenant's property with the Landlord, and such scheduling shall be subject to Landlord's reasonable approval. In the event that Landlord reasonably determines that a delivery of Tenant's property during Business Hours would cause substantial disruption to the normal operation of the Building, Landlord may require that such delivery be made at a time other than during Business Hours.

     8.3. Insurance: Throughout the performance of Tenant's Contractors work, Tenant, at its expense, shall carry, or cause to be carried, workers' compensation insurance as required by law and general public liability insurance for any occurrence in or about the Building, in such coverage limits as Landlord may require, with insurers meeting the requirements of the Lease and otherwise satisfactory to Landlord. Landlord and the persons specified in the Lease shall be designated as additional insured parties on the insurance policies. Tenant shall furnish Landlord with evidence satisfactory to Landlord that such insurance is in effect before the commencement of Tenant's Contractors Work. On request of Landlord, Tenant shall provide evidence satisfactory to Landlord that the insurance remains in effect.

     8.4.  Indemnity:  Tenant will indemnify, save harmless, and defend
Landlord from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused to any person or property by Tenant or Tenant's Contractors, their representatives, agents and employees.

     8.5. Liens and Violations: Prior to the commencement of any work by any Tenant's Contractor, such Contractor shall furnish a no-lien agreement waiving its rights and all subcontractors and suppliers' rights to file mechanics liens. Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Tenant's Contractors Work, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, which shall be issued by the Public Safety Department of the City or any other public authority. Tenant shall not utilize materials in Tenant's Contractors Work (except with respect to Tenant's property) that are subject to security interests or liens. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all mechanic's liens, stop notices and other liens and encumbrances or claims of liens or encumbrances filed in connection with Tenant's Contractor's Work, or any other work, labor, services or materials done for or applied to Tenant (excepting only Landlord's Work and for such Tenant's Special Work for which Landlord has been paid in full), or any person claiming through or under Tenant, including without limitation, security interests in any materials, fixtures or articles installed in the Premises; and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance, or claim of lien or encumbrance, its removal or any related action or proceeding. Tenant, at its expense shall satisfy or discharge of record each stop notice, lien or encumbrance within fifteen days after it is filed. If Tenant after fifteen days' notice from Landlord (a) continues to fail to satisfy or discharge such matters, and (b) fails to provide Landlord with adequate assurance that such claim will be satisfied, Landlord shall have the right to satisfy or discharge the stop notice, lien or encumbrance by payment to the claimant on whose behalf it was filed. Tenant shall reimburse Landlord on demand for the costs and expenses so incurred by Landlord and without regard for any defense or offset that Tenant may have had against the claimant.

     8.6. Inspection by Landlord: Landlord shall have the right to inspect Tenant's Contractors Work at any time, and may reject work that does not substantially conform to both Code and to Tenant's Plans.

     8.7. Code Requirements: Tenant shall bear all costs and expenses of constructing Tenant's Work in compliance with Code.

     8.8. If, pursuant to paragraph 14 of the Lease, Landlord approves Tenant's request to make alterations, additions and improvements to the Leased Premises, all work performed by or on behalf of Tenant shall comply with the provisions of this Section 8 of Exhibit "D"

                                  EXHIBIT "E"

                             AMORTIZATION SCHEDULE

     In the event that Tenant elects to terminate the Lease pursuant to the terms of Section 30 of said Lease, Tenant shall pay to Landlord, at or prior to the effective date of such termination, a sum equal to a total of all unamortized construction costs, including but not limited to design costs, moving costs, demolition costs and commissions expended by Landlord, and all allowances previously given to Tenant for the construction, leasing, and improvement of the Premises. Such costs shall be amoritized by Landlord under a level amortization (calculated over the Lease Term of five years) of twenty percent (20%) per year.

     For example, in the event that Tenant exercises its option to expand its Premises to include the twenty-second floor as set forth in Section 28 of the Lease (with such occupancy to commence on January 1, 1995), then Tenant would receive a construction improvement allowance equal to 33/60 of the original construction improvement allowance of $15.00 per rentable square foot. Subsequently, if Tenant elected to terminate the Lease at the expiration of the fourth year of the Term, Tenant would reimburse Landlord for a sum equal to 1/5 of Landlord's construction costs, including but not limited to design costs; moving costs, demolition costs and commissions expended by Landlord, and 1/5 of the total construction improvement allowances previously provided to Tenant for each floor leased.

                               CENTRE CITY TOWER
                            FIFTH AMENDMENT TO LEASE
                            ------------------------

     THIS FIFTH AMENDMENT TO LEASE ("Fifth Amendment") made this 24th
                                                                 ----
day of January, 1996, by and between Centre City Partners, L.P. ("Landlord") and
       -------
Federated Investors Building Corporation ("Tenant").

                                  WITNESSETH:
                                  ----------

     WHEREAS, by Lease dated as of July 23, 1992 (the "Lease"), Landlord leased to Tenant and Tenant leased from Landlord that certain premises (the "Premises") consisting of all of the 19th and 20th floors, comprising a total rentable area of 24,406 square feet, of Centre City Tower, 650 Smithfield Street, Pittsburgh, Pennsylvania 15222 (the "Building") and

     WHEREAS, by a First Amendment to Lease dated June 11, 1993 (the "First Amendment"), Tenant exercised its option to lease all of the 21st, 22nd and 24th floors of the Building (being an additional 36,609 rentable square feet) in accordance with the terms and conditions of Section 28 of the Lease and the terms of the First Amendment; and

     WHEREAS, by a Second Amendment to Lease dated August 5, 1993 (the "Second Amendment"), Tenant expanded its Premises in the Building to include the entire 3rd floor, and the entire 5th floor and Suite 1553 (being an additional 26,406 rentable square feet) in accordance with the terms and conditions set forth therein; and

     WHEREAS, by a Third Amendment to Lease dated November 23, 1993 (the "Third Amendment"), Tenant expanded its Premises in the Building to include an additional 9,987 rentable square feet located on the 4th floor of the Building in accordance with the terms and conditions set forth therein; and

     WHEREAS, by a Fourth Amendment to Lease dated May 6, 1994 (the "Fourth Amendment"), Tenant expanded its Premises in the Building to include the entire ninth floor of the Building (being an additional 12,203 square feet of rentable square feet of area) such that Tenant's Premises in the Building is now a total of 109,611 rentable square feet of area; and

     WHEREAS, pursuant to the terms of the Lease, as amended, the Term expires on September 30, 1997, Tenant desires to: 1) amend the Lease so as to extend the Term of the Lease, as amended, for an additional period of one year commencing on October 1, 1997, and terminating on September 30, 1998; and 2) have the
   ------------------------------------------------------
option to extend the Term for an additional year, commencing October 1, 1998, and terminating on September 30, 1999, with notice of the taking of such option to be given to Landlord no later than twelve (12) months prior to the start of the option term, i.e. September 30, 1997.

     NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, do covenant and agree as follows:

     1. The foregoing recitals are hereby incorporated by reference as if set forth herein.

     2. Landlord and Tenant hereby agree to: 1) extend the Term of the Lease, as amended, for an additional period of one year commencing on October 1, 1997, and terminating on September 30, 1998 (the "Extension Term"); and 2) have the option to extend the Term for an additional year, commencing October 1, 1998, and terminating on September 30, 1999, with notice of the taking of such option to be given to Landlord no later than twelve (12) months prior to the start of the option term, i.e. September 30, 1997 (the "Option Term"). Tenant's leasing of the Premises during the Extension Term and Option Term shall be under and pursuant to all of the terms and conditions of the Lease, as amended.

     3. During the Extension Term and Option Term, the annual Fixed Rent for the Premises shall be in the amount of Fifteen and 25/100 Dollars ($15.25) per square foot of rentable area per year, being the sum of One Million Six Hundred Seventy One Thousand Five Hundred Sixty Seven and 75/100 Dollars ($1,671,567.75) per annum, payable in the amount of One Hundred Thirty Nine Thousand Two Hundred Seventy Nine and 31/100 ($139,297.31) per month.

     4. During the Extension Term and Option Term, the Base Years currently applicable to various portions of the Tenant's Premises shall remain unchanged.

     5. Paragraph 1G of the Lease, "Expiration Date", is hereby amended to read "September 30, 1998" or "September 30, 1999" if the Option Term is exercised.

     6. Except as otherwise provided herein, and to the extent necessary to allow for the operation of this Fifth Amendment and the Lease, the Fourth Amendment, the Third Amendment, the Second Amendment, the First Amendment and the Lease shall continue to remain in full force and effect in accordance with the terms thereof. Neither the Lease nor the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, or this Fifth Amendment may be further amended except in writing signed by the parties hereto. This Fifth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Fifth Amendment to Lease on the day and year first above written.

ATTEST:                                 CENTRE CITY PARTNERS, L.P.
                                        BY:  CONTINENTAL ASSET
                                        MANAGEMENT COMPANY MANAGER

BY: [SIGNATURE ILLEGIBLE]               BY: [SIGNATURE ILLEGIBLE]
   --------------------------              ---------------------------------

ATTEST:                                 FEDERATED INVESTORS BUILDING
                                        CORPORATION

BY: [SIGNATURE ILLEGIBLE]               BY: [SIGNATURE ILLEGIBLE]
   --------------------------              ---------------------------------